                           News Release


--------------------------------------------------------------------------------
PAXAR


         PAXAR CORPORATION                          For additional information,
         105 Corporate Park Drive                   contact:
         White Plains NY 10604                      BOB POWERS
         914 697-6800 Fax 914 697-6893              Director, Investor Relations
                                                    914 697-6862

For Immediate Release


        PAXAR ANNOUNCES AGREEMENT TO SELL INTERNATIONAL IMAGING MATERIALS

WHITE PLAINS, NY, FEBRUARY 9, 2000 - PAXAR CORPORATION (NYSE: PXR) today announced that it has entered into a definitive agreement to sell 92.5% of its International Imaging Materials, Inc. ("IIMAK") subsidiary to Centre Partners for a total consideration of $127.5 million, which includes $120 million in cash and $7.5 million of IIMAK preferred stock. The transaction is subject to the satisfaction of customary closing conditions, including financing and federal antitrust approval. The transaction will be consummated as soon as such conditions are satisfied, which is expected to occur by the end of the first quarter.

IIMAK, the largest producer of thermal transfer ribbons in the United States, was acquired by Paxar in October 1997. The sale of IIMAK will result in an after-tax gain of approximately $39 million or $0.84 per share.

Arthur Hershaft, Paxar's Chairman and Chief Executive Officer, said, "We believe that IIMAK can better pursue its growth initiatives as an independent company. However, IIMAK will continue to work with Paxar very closely on proprietary developments. As a significant customer of IIMAK, we are delighted to retain a 7.5% equity ownership position. The sale reflects our desire to focus our resources on the growth of our core apparel identification and bar code solutions businesses."

Mr. Hershaft continued, "The proceeds of this sale will be used for debt repayment, share repurchases and strategic acquisitions."

Mr. David Golub, Managing Director of Centre Partners, said, "We are very excited about the acquisition of IIMAK, and we are convinced that it has the management, the technology, and the competitive position to be highly successful in the years ahead."

                                     -more-

Mr. Richard Marshall, President of IIMAK, said, "This is a very important transition for IIMAK. Paxar has been an integral part of IIMAK's development as a global company and will remain a valued customer. Centre Partners has a terrific history of working with companies like IIMAK, and we are eager to pursue our strategic plan with them."

Paxar is the world leader in apparel identification and a leading provider of identification and tracking solutions to customers across the retail supply chain and selective industrial markets.

Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's business and operations that could cause actual future results to differ materially from those contemplated by forward-looking statements. Affecting factors include general economic conditions and the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 1998 Form 10-K Annual Report.


                         FOR MORE INFORMATION ON PAXAR,
                       PHONE THE INVESTOR RELATIONS DEPT.:
                                  914-697-6814
                        OR VISIT OUR COMPANY'S WEB SITE:
                                  www.paxar.com


                                       ###